Exhibit 99

PRESS RELEASE

FOR IMMEDIATE RELEASE

Contact:                   Walter Ida

(808) 946-1400

Territorial Bancorp Inc. Announces Third Quarter 2015 Results

•                  Earnings per share for the three months ended September 30, 2015 rose to $0.40 per diluted share compared to $0.37 per diluted share for the three months ended September 30, 2014.

•                  Net income for the three months ended September 30, 2015 was $3.69 million compared to $3.46 million for the three months ended September 30, 2014, an increase of 6.5%.

•                  Net interest income for the three months ended September 30, 2015 was $14.34 million, compared to $13.44 million for the three months ended September 30, 2014, an increase of 6.7%.

•                  New loan originations for the nine months ended September 30, 2015 totaled $364.01 million and $168.56 million for the first nine months of 2014, an increase of 116.0%.

•                  Loans receivable grew by $195.08 million or 20.1% as compared to December 31, 2014.

•                  Board of Directors approved a quarterly cash dividend of $0.17 per share. This is Territorial Bancorp Inc.’s 23rd consecutive quarterly dividend.

Honolulu, Hawaii, October 29, 2015 - Territorial Bancorp Inc. (NASDAQ: TBNK) (the “Company”), headquartered in Honolulu, Hawaii, the holding company parent of Territorial Savings Bank, announced net income of $3.69 million or $0.40 per diluted share for the three months ended September 30, 2015, compared to $3.46 million or $0.37 per diluted share for the three months ended September 30, 2014.

The Company also announced that its Board of Directors approved a quarterly cash dividend of $0.17 per share.  The dividend is expected to be paid on November 27, 2015 to stockholders of record as of November 12, 2015.

Allan Kitagawa, Chairman and Chief Executive Officer, said, “Our loan portfolio grew by 20.1% during the first nine months of 2015.  The growth in our loan portfolio allowed our net interest income to increase by 6.7% for the three months ended September 30, 2015 as compared to the three months ended September 30, 2014.  Our net income for the three months ended September 30, 2015 has grown by 6.5% compared to the three months ended September 30, 2014 while our fully-diluted earnings per share rose to $0.40 per share from $0.37 per share.  Our strong performance will allow us to pay our 23rd consecutive quarterly dividend on November 27, 2015.”

Interest Income

Net interest income after provision for loan losses increased to $14.27 million for the three months ended September 30, 2015 from $13.42 million for the three months ended September 30, 2014. Total interest and dividend income was $15.97 million for the three months ended September 30, 2015 compared to $14.99 million for the three months ended September 30, 2014. The $981,000 growth in interest and dividend income was primarily due to a $1.79 million increase in interest earned on loans which resulted from the increase in loans receivable.  The increase in interest income on loans was offset by a $797,000 decline in interest income from investment securities due to a net reduction in our investment securities portfolio as repayments exceeded securities purchased.

Interest Expense and Provision for Loan Losses

Total interest expense increased to $1.63 million for the three months ended September 30, 2015 from $1.55 million for the three months ended September 30, 2014.  Total interest expense on deposits increased to $1.20 million for the three months ended September 30, 2015 from $1.14 million for the three months ended September 30, 2014 due to an increase in total deposits. Interest expenses on advances from the Federal Home Loan Bank rose by $144,000 due to an increase in Federal Home Loan Bank advances.  Interest expense on securities sold under agreements to repurchase declined by $125,000 because of a decrease in these borrowings.  During the quarter ended September 30, 2015, the provision for loan losses was $71,000 compared to a $23,000 provision for the three months ended September 30, 2014.

Noninterest Income

Noninterest income was $1.19 million for the three months ended September 30, 2015 compared to $1.40 million for the three months ended September 30, 2014.  The reduction in noninterest income was primarily due to a $392,000 decrease in the gain on sale of investment securities that occurred because there were no securities sold during the three months ended September 30, 2015.

Noninterest Expense

Noninterest expense was $9.37 million for the three months ended September 30, 2015 compared to $9.08 million for the three months ended September 30, 2014.  Salaries and employee benefits was $5.60 million for the three months ended September 30, 2015 compared to $5.40 million for the three months ended September 30, 2014.  The increase in salaries and employee benefits expense is primarily due to higher loan officer compensation that occurred primarily because of the increase in new loan originations and the hiring of additional staff to originate loans and to handle the additional workload associated with an increase in regulatory requirements.  The rise in these expenses was offset by an increase in the direct costs of new loan originations.

Assets and Equity

Total assets increased to $1.784 billion at September 30, 2015 from $1.692 billion at December 31, 2014.  Loans receivable grew by $195.08 million or 20.1% to $1.163 billion at September 30, 2015 from $968.21 million at December 31, 2014 as residential mortgage loan originations exceeded loan repayments and sales. The growth in loans receivable was funded primarily by a $53.32 million increase in deposits, a $35.59 million decrease in cash and cash equivalents, $64.18 million received from the net repayments and sales of investment securities and a $49.00 million increase in Federal Home Loan Bank advances.  Securities sold under agreements to repurchase decreased to $55.00 million at September 30, 2015 from $72.00 million at December 31, 2014.  Deposits increased to $1.413 billion at September 30, 2015 from $1.360 billion at December 31, 2014.  Total stockholders’ equity increased to $218.37 million at September 30, 2015 from $216.38 million at December 31, 2014.  The increase in stockholders’ equity occurred as the Company’s net income for the year exceeded share repurchases and dividends paid to shareholders.

Share Repurchases

Through September 30, 2015, the Company has repurchased 3,060,518 shares of stock or 25.02% of the shares issued in its initial public offering in 2009. The Company uses share repurchases as part of its overall program to enhance shareholder value.  The Company also considers the effect of repurchases on its tangible book value per share.  At the Company’s current share price level, the amount of dilution to tangible book value may limit the Company’s repurchasing of shares.  The Company will closely monitor this issue and conduct repurchases as it makes financial sense, depending on market and other conditions at any given time.

Asset Quality

Total delinquent loans 90 days or more past due and not accruing totaled $1,516,000 (5 loans) at September 30, 2015, compared to $758,000 (4 loans) at December 31, 2014.  Non-performing assets totaled $5.39 million at September 30, 2015 compared to $4.45 million at December 31, 2014.  The ratio of non-performing assets to total assets rose to 0.30% at September 30, 2015 from 0.26% at December 31, 2014 but continues to remain one of the lowest in the country.  The allowance for loan losses at September 30, 2015 was $2.06 million and represented 0.18% of total loans compared to $1.69 million and 0.17% of total loans as of December 31, 2014.

About Us

Territorial Bancorp Inc., headquartered in Honolulu, Hawaii, is the stock holding company for Territorial Savings Bank.  Territorial Savings Bank is a state chartered savings bank which was originally chartered in 1921 by the Territory of Hawaii.  Territorial Savings Bank conducts business from its headquarters in Honolulu, Hawaii and has 28 branch offices in the state of Hawaii.  For additional information, please visit the Company’s website at:  https://www.territorialsavings.net.

Forward-looking statements - this earnings release contains forward-looking statements, which can be identified by the use of words such as “estimate,” “project,” “believe,” “intend,” “anticipate,” “plan,” “seek,” “expect,” “will,” “may” and words of similar meaning. These forward-looking statements include, but are not limited to:

• statements of our goals, intentions and expectations;

• statements regarding our business plans, prospects, growth and operating strategies;

• statements regarding the asset quality of our loan and investment portfolios; and

• estimates of our risks and future costs and benefits.

These forward-looking statements are based on our current beliefs and expectations and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. We are under no duty to and do not take any obligation to update any forward-looking statements after the date of this earnings release.

The following factors, among others, including those set forth in the Company’s filings with the Securities and Exchange Commission, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements:

• general economic conditions, either nationally, internationally or in our market areas, that are worse than expected;

• competition among depository and other financial institutions;

• inflation and changes in the interest rate environment that reduce our margins or reduce the fair value of financial instruments;

• adverse changes in the securities markets;

• changes in laws or government regulations or policies affecting financial institutions, including changes in regulatory fees and capital requirements;

• our ability to enter new markets successfully and capitalize on growth opportunities;

• our ability to successfully integrate acquired entities, if any;

• changes in consumer spending, borrowing and savings habits;

• changes in market and other conditions that would affect our ability to repurchase our shares of common stock.

• changes in accounting policies and practices, as may be adopted by the bank regulatory agencies, the Financial Accounting Standards Board, the Securities and Exchange Commission and the Public Company Accounting Oversight Board;

• changes in our organization, compensation and benefit plans;

• changes in our financial condition or results of operations that reduce capital available to pay dividends; and

• changes in the financial condition or future prospects of issuers of securities that we own.

Because of these and a wide variety of other uncertainties, our actual future results may be materially different from the results indicated by these forward-looking statements.

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Statements of Income (Unaudited)

(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	9/30/2015	9/30/2014	9/30/2015	9/30/2014
Interest and dividend income:
Loans	$11,809	$10,020	$33,761	$29,320
Investment securities	4,098	4,895	12,895	15,055
Other investments	64	75	213	153
Total interest and dividend income	15,971	14,990	46,869	44,528
Interest expense:
Deposits	1,198	1,138	3,486	3,332
Advances from the Federal Home Loan Bank	211	67	438	199
Securities sold under agreements to repurchase	221	346	776	1,032
Total interest expense	1,630	1,551	4,700	4,563
Net interest income	14,341	13,439	42,169	39,965
Provision for loan losses	71	23	366	188
Net interest income after provision for loan losses	14,270	13,416	41,803	39,777
Noninterest income:
Service fees on loan and deposit accounts	590	555	1,577	1,578
Income on bank-owned life insurance	259	265	770	797
Gain on sale of investment securities	—	392	476	1,047
Gain on sale of loans	201	118	440	283
Other	138	68	419	330
Total noninterest income	1,188	1,398	3,682	4,035
Noninterest expense:
Salaries and employee benefits	5,596	5,402	15,759	16,062
Occupancy	1,483	1,474	4,348	4,305
Equipment	1,025	956	2,923	2,775
Federal deposit insurance premiums	214	202	634	602
Other general and administrative expenses	1,048	1,045	3,449	2,946
Total noninterest expense	9,366	9,079	27,113	26,690
Income before income taxes	6,092	5,735	18,372	17,122
Income taxes	2,406	2,273	7,323	6,479
Net income	$3,686	$3,462	$11,049	$10,643

Basic earnings per share	$0.41	$0.38	$1.22	$1.16
Diluted earnings per share	$0.40	$0.37	$1.19	$1.15
Cash dividends declared per common share	$0.17	$0.15	$0.49	$0.44
Basic weighted-average shares outstanding	9,085,725	9,218,745	9,086,481	9,190,476
Diluted weighted-average shares outstanding	9,301,500	9,323,306	9,250,835	9,283,425

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Consolidated Balance Sheets (Unaudited)

(Dollars in thousands, except share data)

	9/30/2015	12/31/2014
Assets
Cash and cash equivalents	$39,466	$75,060
Investment securities held to maturity, at amortized cost (fair value of $520,534 and $586,710 at September 30, 2015 and December 31, 2014, respectively)	508,747	572,922
Loans receivable, net	1,163,292	968,212
Loans held for sale	225	1,048
Federal Home Loan Bank stock, at cost	4,590	11,234
Federal Reserve Bank stock, at cost	2,989	2,925
Accrued interest receivable	4,742	4,436
Premises and equipment, net	5,026	5,629
Bank-owned life insurance	42,072	41,303
Current income taxes receivable	1,523	—
Deferred income taxes receivable	8,366	7,254
Prepaid expenses and other assets	2,477	1,874
Total assets	$1,783,515	$1,691,897
Liabilities and Stockholders’ Equity
Liabilities:
Deposits	$1,412,997	$1,359,679
Advances from the Federal Home Loan Bank	64,000	15,000
Securities sold under agreements to repurchase	55,000	72,000
Accounts payable and accrued expenses	28,582	24,098
Current income taxes payable	1,476	826
Advance payments by borrowers for taxes and insurance	3,094	3,916
Total liabilities	1,565,149	1,475,519
Stockholders’ Equity:
Preferred stock, $.01 par value; authorized 50,000,000 shares, no shares issued or outstanding	—	—
Common stock, $.01 par value; authorized 100,000,000 shares; issued and outstanding 9,698,420 and 9,919,064 shares at September 30, 2015 and December 31, 2014, respectively	97	99
Additional paid-in capital	70,295	75,229
Unearned ESOP shares	(6,484)	(6,851)
Retained earnings	159,785	153,289
Accumulated other comprehensive loss	(5,327)	(5,388)
Total stockholders’ equity	218,366	216,378
Total liabilities and stockholders’ equity	$1,783,515	$1,691,897

TERRITORIAL BANCORP INC. AND SUBSIDIARIES

Selected Financial Data (Unaudited)

	Three Months Ended
	September 30,
	2015	2014
Performance Ratios (annualized):

Return on average assets	0.83%	0.83%
Return on average equity	6.64%	6.38%
Net interest margin on average interest earning assets	3.39%	3.37%

	At September	At December
	30, 2015	31, 2014
Selected Balance Sheet Data:

Book value per share (1)	$22.52	$21.81
Stockholders’ equity to total assets	12.24%	12.79%

Asset Quality
(Dollars in thousands):

Delinquent loans 90 days or more past due and not accruing (2)	$1,516	$758
Non-performing assets (2)	$5,389	$4,453
Allowance for loan losses	$2,062	$1,691
Non-performing assets to total assets	0.30%	0.26%
Allowance for loan losses to total loans	0.18%	0.17%
Allowance for loan losses to non-performing assets	38.26%	37.97%

Note:

(1) Book value per share is equal to stockholders’ equity divided by number of shares issued and outstanding

(2) Amounts are net of charge-offs